Exhibit 10.12

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (“Agreement”) is dated as of June 29, 2011, by and between First NBC Bank Holding Company, a Louisiana corporation (“Company”), and Castle Creek Capital Partners IV, L.P., a Delaware limited partnership (“Purchaser”).

RECITALS

A. The authorized capital stock of the Company consists of (i) 20,000,000 shares of common stock, $1.00 par value per share (“Common Stock”), of which 10,167,224 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock (“Preferred Stock”), no par value per share, of which 18,728 shares are issued and outstanding and (A) 17,836 of the issued and outstanding shares of Preferred Stock are classified as Series A Preferred Stock and (B) 892 of the issued and outstanding shares of Preferred Stock are classified as Series B Preferred Stock.

B. The Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, in a private offering of the Company’s capital stock (“Private Placement”) that is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) promulgated by the Securities and Exchange Commission (“Commission”) under the Securities Act, (i) a number of shares of Common Stock equal to approximately 4.9% of the issued and outstanding shares of Common Stock after giving effect to the Private Placement (“Common Shares”) and (ii) a number of shares of Series C Preferred Stock representing, together with the Common Stock, an aggregate investment of $27,000,004.50 (“Preferred Shares”). The price per share for each Common Share and Preferred Share is $12.25.

C. The parties desire to enter into this Agreement to govern certain of their rights, duties and obligations in connection with the Private Placement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms, as used herein, have the following meanings:

“Action” means any inquiry, notice of violation or Proceeding pending or, to the Company’s Knowledge, threatened against the Company, any Subsidiary or any of their respective properties or any officer, director or employee of the Company or any Subsidiary acting in his or her capacity as an officer, director or employee before or by any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agency” has the meaning set forth in Section 3.1(gg).

“Agreement” has the meaning set forth in the Preamble.

“Audited Financial Statements” has the meaning set forth in Section 3.1(i).

“Bank” means First NBC Bank, a Louisiana state bank and wholly-owned Subsidiary of the Company.

“Bank Regulatory Authorities” has the meaning set forth in Section 3.1(b)(ii).

“BHC Act” has the meaning set forth in Section 3.1(b)(ii).

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday or a Sunday or a day on which Louisiana state banks are authorized or required by Law or executive order to close.

“Closing” means the closing of the purchase and sale of the Shares on the date hereof pursuant to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder.

“Commission” has the meaning set forth in the Recitals.

“Common Shares” has the meaning set forth in the Recitals, and also includes any securities into which the Common Shares may hereafter be reclassified or changed.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Counsel” means Fenimore, Kay, Harrison & Ford, LLP.

“Company Reports” has the meaning set forth in Section 3.1(h).

“Company’s Knowledge” means, with respect to any statement made to the knowledge of the Company, that the statement is based upon the actual knowledge, after due inquiry, of (i) the executive officers of the Company having responsibility for the matter or matters that are the subject of the statement, and (ii) Ashton J. Ryan, Jr., William J. Burnell, Marsha Crowle and Mary Beth Verdigets.

“Confidential Information” means information about the Company and its Subsidiaries provided to the Purchaser by the Company, the Bank or their Representatives, including, without limitation, the information provided to the Purchaser pursuant to Section 4.5 hereof, except that “Confidential Information” does not include any information that (i) was publicly available prior to the date of this Agreement or hereafter becomes publicly available without any violation of this Agreement by the Purchaser or any of its Representatives, (ii) was available to the Purchaser or its Representatives on a non-confidential basis prior to its disclosure to the Purchaser or its Representatives by the Company, the Bank or their Representatives or (iii) becomes available to the Purchaser from a Person other than the Company, the Bank or their Representatives who is not, to the Purchaser’s knowledge, subject to any legally binding obligation to keep such information confidential.

“Constituent Documents” means, with respect to any entity, its certificate or articles of incorporation, bylaws, and any similar charter or other organizational documents of such entity.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Environmental Laws” has the meaning set forth in Section 3.1(1).

“ERISA” has the meaning set forth in Section 3.1(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“FDIC” has the meaning set forth in Section 3.1(b)(ii).

“Federal Reserve” has the meaning set forth in Section 3.1(b)(ii).

“Financial Statements” has the meaning set forth in Section 3.1(i).

“Fundamental Representations” means the Company’s representations and warranties set forth in Sections 3.1(b)(i), 3.1(c), 3.1(f), and 3.1(g).

“GAAP” means U.S. generally accepted accounting principles consistently applied over the period involved.

“Governmental Authority” means any federal, state, county, local or foreign court, arbitrator, governmental or administrative agency, bureau, commission, regulatory authority, stock market, stock exchange or trading facility.

“Indemnification Claim” has the meaning set forth in Section 4.6(b).

“Indemnified Person” has the meaning set forth in Section 4.6(a).

“Insurer” has the meaning set forth in Section 3.1(gg).

“Intellectual Property” has the meaning set forth in Section 3.1(r).

“Law” has the meaning set forth in Section 3.1(d).

“Lien” means any lien, mortgage, deed of trust, pledge, conditional sale agreement, restriction on transfer, charge, claim, encumbrance, security interest, right of first refusal, preemptive right or other restriction of any kind.

“Loan Investor” has the meaning set forth in Section 3.1(gg).

“Material Adverse Effect” means any event, circumstance, change or occurrence that has had, or would reasonably be expected to have, (i) an adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material and adverse effect on the operations, results of operations, assets, liabilities, properties, business, condition (financial or otherwise) or prospects of the Company and the Subsidiaries, taken as a whole, or (iii) any adverse impairment to the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

“Material Contract” means any contract of the Company or its Subsidiaries that is material to the operations, results of operations, assets, liabilities, properties, business, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole.

“Material Permits” has the meaning set forth in Section 3.1(p).

“OFAC” has the meaning set forth in Section 3.1(aa).

“OFI” has the meaning set forth in Section 3.1(b)(ii).

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group (as defined in Section 13(d)(3) of the Exchange Act) not specifically listed herein.

“Preferred Shares” has the meaning set forth in the Recitals, and also includes any securities into which the Preferred Shares may hereafter be reclassified or changed.

“Preferred Stock” has the meaning set forth in the Recitals.

“Private Placement” has the meaning set forth in the Recitals.

“Proceeding” means a civil, criminal or administrative action, claim, litigation, suit, arbitration, hearing, investigation or other proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchase Price” has the meaning set forth in Section 2.1(a).

“Purchaser” has the meaning set forth in the Preamble.

“Regulation D” has the meaning set forth in the Recitals.

“Regulatory Agreement” has the meaning set forth in Section 3.1(dd).

“Representatives” of any Person means the Affiliates, officers, directors, employees, members, managers, partners, attorneys, accountants, financial advisors and other agents, advisors and representatives of such Person.

“Required Filings” has the meaning set forth in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, having such designations, powers, preferences and relative rights as are set forth in the Constituent Documents of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock of the Company, having such designations, powers, preferences and relative rights as are set forth in the Constituent Documents of the Company.

“Series C Preferred Stock” means the Series C Convertible Preferred Stock of the Company, having such designations, powers, preferences and relative rights as are set forth in the Articles of Amendment designating the Series C Convertible Preferred Stock, in form attached hereto as Exhibit E.

“Shares” means the Common Shares and Preferred Shares purchased by the Purchaser under this Agreement.

“Stock Certificates” has the meaning set forth in Section 2.2(a)(ii).

“Subscription Amount” has the meaning set forth in Section 2.1(a).

“Subsidiary” means any Person in which the Company, directly or indirectly, owns or Controls sufficient capital stock, equity or a similar interest such that it is consolidated with the Company in the financial statements of the Company.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority and (ii) any liability in respect of any items described in clause (i) above payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or analogous or similar provisions of Law) or otherwise.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party Claim” has the meaning set forth in Section 4.6(b).

“Transfer Agent” means the Bank, in its capacity as transfer agent for the Company, or any successor transfer agent for the Company.

“Unaudited Financial Statements” has the meaning set forth in Section 3.1(i).

“VCOC Letter” means the agreement between the Company and the Purchaser in form attached hereto as Exhibit F.

ARTICLE II

PURCHASE AND SALE

2.1 Closing.

(a) Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company agrees to issue, sell, convey and transfer to the Purchaser, and the Purchaser agrees to purchase from the Company, for its own account, free and clear of all Liens: (i) 523,863 Common Shares and (ii) 1,680,219 Preferred Shares. The purchase price for the Shares will be $12.25 per Share (“Purchase Price”), and the aggregate Purchase Price for the Shares will be equal to $27,000,004.50 (“Subscription Amount”).

(b) Closing. The Closing of the purchase and sale of the Shares will take place remotely by facsimile or electronic transmission or other means as the parties may mutually agree.

(c) Withholding. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law or imposed by any taxing authority. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the party in respect of which such deduction and withholding was made.

2.2 Closing Deliveries.

(a) At or prior to the Closing, the Company will issue, deliver or cause to be delivered to the Purchaser the following:

(i) this Agreement and the VCOC Letter, duly executed and delivered by the Company;

(ii) two (2) stock certificates, free and clear of all restrictive and other legends (except as expressly provided in Section 4.1(b)), evidencing the Shares, registered in the name of the Purchaser or as otherwise set forth on the Purchaser’s Stock Certificate Questionnaire included as Exhibit A hereto (“Stock Certificates”);

(iii) the opinion of Fenimore, Kay, Harrison & Ford, LLP, dated as of the date hereof, in the form attached hereto as Exhibit B;

(iv) a certificate of the Secretary of the Company, in the form attached hereto as Exhibit C, dated as of the date hereof, (a) certifying the resolutions adopted by the Board of Directors approving the transactions contemplated by this Agreement, including the issuance of the Shares, (b) certifying the current versions of the Constituent Documents of the Company, and (c) certifying as to the signatures and authority of the individuals signing this Agreement and related documents on behalf of the Company; and

(v) a Certificate of Good Standing for the Company from the Louisiana Secretary of State dated as of June 22, 2011.

(b) At or prior to the Closing, the Purchaser will deliver or cause to be delivered to the Company the following:

(i) this Agreement and the VCOC Letter, duly executed and delivered by the Purchaser;

(ii) the Subscription Amount, in U.S. dollars and in immediately available funds, by wire transfer in accordance with the Company’s written instructions; and

(iii) a fully completed Stock Certificate Questionnaire in the form attached hereto as Exhibit A.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby represents and warrants as of the date hereof (except for the representations and warranties that speak as of a specific date, which are made as of such date) to the Purchaser that:

(a) Subsidiaries. The Company has no direct or indirect Subsidiaries or equity interest in any other Person other than as set forth on Schedule 3.1(a). The Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock or comparable equity interests of each Subsidiary are validly issued and are fully paid, non-assessable (except to the extent that stock of a Louisiana state bank may be assessable under La R.S. 6:262) and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification; Bank Regulations.

(i) Each of the Company and its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any of its

Subsidiaries is in violation of any of the provisions of their respective Constituent Documents. Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, has not had and would not reasonably be expected to have a Material Adverse Effect.

(ii) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). First NBC Bank holds the requisite authority from the Louisiana Office of Financial Institutions (the “OFI”) to do business as a Louisiana state bank under the Laws of the State of Louisiana. The Company and its Subsidiaries are in compliance, in all material respects, with all Laws administered by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation (the “FDIC”), the OFI and any other federal or state bank regulatory authorities (together with the OFI, the Federal Reserve and the FDIC, the “Bank Regulatory Authorities”) with jurisdiction over the Company and its Subsidiaries. The deposit accounts of the Bank are insured up to applicable limits by the FDIC, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(c) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder, including, without limitation, to issue the Shares in accordance with the terms hereof. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby (including, but not limited to, the sale and delivery of the Shares), have been duly authorized by all necessary corporate action on the part of the Company and its Board of Directors, and no further corporate action is required by the Company, its Board of Directors or its shareholders in connection therewith, other than in connection with the Required Filings. This Agreement has been duly executed by the Company, and assuming the due authorization, execution and delivery of this Agreement by the Purchaser, will constitute the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application; (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law. There are no shareholder agreements, voting agreements, voting trust agreements or similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s Knowledge, between or among any of the Company’s shareholders.

(d) No Conflicts. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance of the Shares) do not and will not (i) conflict with or violate the Constituent Documents of the Company or any Subsidiary; (ii) result in the creation or imposition of any Lien on the Shares or any of the assets or properties of the Company or any Subsidiary; (iii) conflict with, violate or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give to any other Person any right of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any Subsidiary is a party; or (iv) conflict with, violate or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under any federal, state, local or foreign statute, ordinance, law, rule, regulation, order, judgment, decree, agency requirement or legal requirement (including federal and state securities laws) (each, a “Law”) applicable to the Company or any Subsidiary, except in the case of clauses (iii) and (iv) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Filings, Consents and Approvals. The execution, delivery and performance by the Company of this Agreement and the transactions contemplated by this Agreement will not require any action by, or in respect of, or filing with, any federal, state, local or other Governmental Authority, self-regulatory organization or other Person, other than (i) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act, (ii) the requisite filings under state securities Laws to qualify the offering of Shares for exemptions from securities registration, and (iii) the filing with the Louisiana Secretary of State of Articles of Amendment with respect to the Series C Preferred Stock (collectively, the “Required Filings”).

(f) Issuance of the Shares. The Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, against payment of the Subscription Amount, will be fully paid, non-assessable, free and clear of all Liens (other than restrictions on transfer provided for in this Agreement or imposed by applicable securities Laws), and free of any preemptive or similar rights.

(g) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, of which as of the date hereof, (A) 10,167,224 shares of Common Stock are issued and outstanding (which includes 25,667 shares of issued but unvested shares of restricted stock), and (B) 823,892 shares of Common Stock are reserved for issuance upon the exercise of stock options, warrants or other securities that are or may become convertible into or exercisable or exchangeable for shares of Common Stock, of which (1) 439,324 options to purchase shares of Common Stock are issued and outstanding under the Company’s Stock Incentive Plan as set forth on Schedule 3.1(g), (2) 249,559 warrants to purchase shares of Common Stock are issued and outstanding as set forth on Schedule 3.1(g), and (3) 135,009 shares of Common Stock remain available for issuance under the Company’s Stock Incentive Plan, and (ii) 10,000,000 shares of Preferred Stock, of which 18,728 shares are issued and outstanding and (A) 17,836 of the issued and outstanding shares of Preferred Stock are classified as Series A Preferred Stock and (B) 892 of the issued and outstanding shares of Preferred Stock are classified as Series B Preferred Stock. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company. Except as disclosed on Schedule 3.1(g), (i) none of the capital stock of the Company is subject to preemptive rights or any other similar rights; (ii) there are no outstanding options or other equity-based awards, warrants, scrip, rights to subscribe to, calls, agreements, arrangements or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of the Company or any Subsidiary, (iii) there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of capital stock of the Company or any Subsidiary or options or other equity-based awards, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, purchase or receive any shares of capital stock of the Company or any Subsidiary; (iv) there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, arrangements, commitments, documents or instruments evidencing indebtedness of the Company or any Subsidiary or by which the Company or any Subsidiary is bound, other than credit agreements or facilities entered into by the Bank in the ordinary course of its business; (v) there are no agreements, commitments, understandings or arrangements under which the Company or any Subsidiary is obligated to register the sale of any of the securities of the Company or any Subsidiary under the Securities Act; (vi) there are no outstanding securities or instruments, agreements, commitments, understandings or arrangements of the Company or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to sell, transfer, dispose, repurchase or redeem a security of the Company or any Subsidiary; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares; (viii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (ix) neither the Company nor any Subsidiary has any material liabilities or obligations not disclosed on the Company’s Financial Statements or disclosed in the notes thereto. Each option to purchase shares of Common Stock was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the Department of Treasury regulations and other interpretive guidance issued thereunder) of the Common Stock underlying such option on the grant date thereof and was otherwise issued in compliance with the requirements of the Code and applicable Laws. Each option to purchase shares of Common Stock that was issued as an “incentive stock option” pursuant to Section 422 of the Code complied at the time of its grant and continues to comply with all of the requirements of the Code and the regulations thereunder pertaining to “incentive stock options.”

(h) Reports, Registrations and Statements. Since January 1, 2011, the Company and its Subsidiaries have filed all material reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Bank Regulatory Authorities and any other applicable foreign, federal or state securities or banking authorities, including, without limitation, all financial statements and financial information required to be filed by it under the Federal Deposit Insurance Act and the BHC Act, and have paid all fees and assessments due and payable in connection therewith. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Company Reports.” All such Company Reports were filed on a timely basis or the

Company or its Subsidiaries, as applicable, received a valid extension of such time of filing and has filed any such Company Reports prior to the expiration of any such extension. As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the Bank Regulatory Authorities and any other applicable foreign, federal or state securities or banking authorities, as the case may be.

(i) Financial Statements. The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2008, December 31, 2009, December 31, 2010 and the related audited consolidated statements of income, shareholders’ equity and cash flows for the year then ended (the “Audited Financial Statements”) and the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2011 and the related unaudited consolidated statements of income for the periods then ended (the “Unaudited Financial Statements,” and collectively with the Audited Financial Statements, the “Financial Statements”), have been delivered to Purchaser prior to the date hereof. The Financial Statements comply in all material respects with applicable accounting requirements and the rules and regulations of the applicable Government Authority with respect thereto as in effect at the time of filing. Such Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such Financial Statements or the notes thereto and except that the Unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the balance sheet of the Company and its Subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of the Unaudited Financial Statements, to normal, year-end audit adjustments, which would not be material, either individually or in the aggregate.

(j) Tax Matters. Except as disclosed on Schedule 3.1(j), each of the Company and its Subsidiaries (i) has prepared and timely filed all foreign, federal and state income and all other material Tax Returns and all such Tax Returns were complete and correct in all material respects; (ii) has paid all Taxes and other governmental assessments and charges that are material in amount, whether or not shown or determined to be due on such Tax Returns, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of the Company in accordance with GAAP; (iii) has set aside on its books provisions reasonably adequate for the payment of all material Taxes for periods subsequent to the periods to which such returns, reports or declarations apply; (iv) is not subject to any outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries either within the Company’s Knowledge or claimed, pending or raised by an authority in writing; (v) is not a party to, bound by or otherwise subject to any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement; and (vi) has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011- 4(b)(2).

(k) Material Changes. Since December 31, 2010, except as disclosed on Schedule 3.1(k), (i) there have been no events, circumstances, changes, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and

(B) liabilities not required to be reflected in the Financial Statements pursuant to GAAP; (iii) the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records; (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreement, arrangement, commitment or understanding to purchase or redeem any shares of its capital stock; (v) the Company has not issued any equity securities to any officer, director or Affiliate, except Common Stock issued pursuant to existing Company stock option plans disclosed on Schedule 3.1(g); and (vi) there has not been any material change or amendment to, or any waiver of any material right by the Company under, any Material Contract under which the Company or any of its Subsidiaries is bound or subject.

(1) Environmental Matters. Neither the Company nor any Subsidiary (i) is in violation of any Law relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”); (ii) owns or operates any real property contaminated with any substance that is in violation of any Environmental Laws; (iii) is liable for any off-site disposal or contamination pursuant to any Environmental Laws; or (iv) is subject to any claim relating to any Environmental Laws; in each case, which violation, contamination, liability or claim has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and, to the Company’s Knowledge, there is no pending or threatened investigation that might lead to such a claim. To the Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving the Company or any of its Subsidiaries, or any currently or formerly owned or operated property of the Company or any of its Subsidiaries, that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against the Company or any of its Subsidiaries, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property of the Company or any of its Subsidiaries.

(m) Litigation. There is no Action that (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the transactions contemplated hereby (including the issuance of the Shares hereunder) or (ii) has had or would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, if there was an unfavorable decision. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty. There has not been, and to the Company’s Knowledge there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Authority against the Company or any executive officers or directors of the Company in their capacities as such which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(n) Employment Matters. No strike, grievance, or labor dispute exists or, to the Company’s Knowledge, is threatened with respect to any of the employees of the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or employs any member of a union that relates to such employee’s relationship with the Company or any Subsidiary and, to the Company’s Knowledge, there is no activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To the Company’s Knowledge, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of a third party, and the continued employment of each such executive officer does not subject the Company or any Subsidiary to any material liability with respect to any of the foregoing matters. The Company and each Subsidiary is in compliance in all material respects with all U.S. federal, state, local and foreign Laws and regulations relating to employment and fair employment practices, immigration, terms and conditions of employment, compensation, benefits, employment discrimination and harassment, workers compensation, occupational safety and health, and wages and hours. Neither the Company nor any Subsidiary is a party to or otherwise bound by any consent decree with or citation by any Governmental Authority relating to employees or employment practices. As of the date of this Agreement, no material employee has given notice to the Company or any of its Subsidiaries of his or her intent to terminate his or her employment or service relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries are in material compliance with all Laws concerning the classification of employees and independent contractors and have properly classified all such individuals for purposes of participation in employee benefit plans.

(o) Compliance. The Company and its Subsidiaries are in material compliance with all Laws of any Governmental Authority applicable to their respective businesses or operations. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any Material Contract (whether or not such default or violation has been waived); (ii) is in violation of any order of any Governmental Authority having jurisdiction over the Company, any Subsidiary or their respective properties or assets; or (iii) is in violation of, or in receipt of written notice that it is in violation of, any Law of any Governmental Authority or self-regulatory organization applicable to the Company or any Subsidiary, except in each case as has not had or would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p) Regulatory Permits. The Company and each of its Subsidiaries possess all material certificates, authorizations, consents, licenses, franchises, variances, exemptions, orders, approvals and permits issued by the appropriate Governmental Authorities necessary to conduct their respective businesses as currently conducted (“Material Permits”), and (i) neither the Company nor any Subsidiary has received any notice in writing of Actions relating to the revocation or material adverse modification of any such Material Permits and (ii) the Company is unaware of any facts or circumstances that would give rise to the suspension, revocation or material adverse modification of any Material Permits.

(q) Title to Assets; Real Property. Each of the Company and its Subsidiaries has good and marketable title to all real property and tangible personal property owned by it that is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or such Subsidiary, as applicable. Any real property and facilities held under lease by the Company or any of its Subsidiaries is held by such party under a valid, subsisting and enforceable lease with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company or such Subsidiary, as applicable. No notice of a claim of default by any party to any lease entered into by the Company or any of its Subsidiaries has been delivered to either the Company or any of its Subsidiaries or is now pending, and there does not exist any event or circumstance that with notice or passing of time, or both, would constitute a default or excuse performance by any party thereto. None of the owned or leased premises or properties of the Company or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company or any of its Subsidiaries, as the case may be.

(r) Intellectual Property; Privacy. Each of the Company and its Subsidiaries owns, possesses, licenses or has other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, brand names, trade names, copyrights, designs, inventions, trade secrets, technology, Internet domain names, know-how and other intellectual property (collectively, the “Intellectual Property”), free and clear of all Liens and third party rights, necessary for the conduct of their respective businesses as currently conducted, except where the failure to own, possess, license or have such rights has not had and would not have or reasonably be expected to have a Material Adverse Effect. Except where such violations, misappropriations, infringements or unauthorized use would not be material to the Company and its Subsidiaries, taken as a whole, (i) there are no rights of third parties to any such Intellectual Property; (ii) there is no infringement, misappropriation or unauthorized use by third parties of any such Intellectual Property; (iii) there is no pending or threatened Action by any Person challenging the Company’s and/or any Subsidiary’s rights in or to any such Intellectual Property; (iv) there is no pending or threatened Action by any Person challenging the validity or scope of any such Intellectual Property; and (v) there is no pending or threatened Action by any Person that the Company and/or any Subsidiary infringes, misappropriates or otherwise violates any Intellectual Property of any other Person. The Company and its Subsidiaries comply in all material respects with all Laws with respect to the protection of personal privacy, personally identifiable information, sensitive personal information and any special categories of personal information regulated thereunder.

(s) Insurance. Each of the Company and its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes to be prudent and customary in the businesses and locations in which the Company and its Subsidiaries are engaged. All premiums due and payable under all such policies and bonds have been timely paid, and the Company and its Subsidiaries are in material compliance with the terms of such policies and bonds. Neither the Company nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, to the Company’s Knowledge, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would be materially higher than their existing insurance coverage.

(t) Transactions With Affiliates and Employees. None of the officers, directors, employees or Affiliates of the Company or any of its Subsidiaries is presently a party to any contract, arrangement or transaction with the Company or any of its Subsidiaries or to a presently contemplated contract, arrangement or transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act if such item were applicable to the Company.

(u) Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company has not been advised of any material deficiencies in the design or operation of internal controls over financial reporting which could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data, or any fraud, whether or not material, that involves management. Since January 1, 2011, no material weakness in internal controls has been identified by the Company’s auditors; and since the date of the most recent evaluation thereof, there have been no significant changes in internal controls that could reasonably be expected to materially and adversely affect internal controls.

(v) No Integrated Offering. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.2 of this Agreement and assuming the accuracy of the representations and warranties of each other Person who purchased Common Stock during the past six (6) months, none of the Company, any Subsidiary nor, to the Company’s Knowledge, any of its Affiliates or any Person acting on its behalf has, directly or indirectly, at any time within the past six (6) months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would cause such offers and sales to be integrated for purposes of Regulation D with the offer and sale by the Company of the Shares or that otherwise would cause the exemption from registration under Regulation D to be unavailable in connection with the offer and sale by the Company of the Shares.

(w) Investment Company. The Company is not, and immediately after receipt of payment for the Shares will not be, an “investment company,” an “affiliated person” of, “promoter” for or “principal underwriter” for, an entity “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(x) Unlawful Payments. Neither the Company nor any of its Subsidiaries, nor any directors, officers, nor to the Company’s Knowledge, employees, agents or other Persons acting at the direction of or on behalf of the Company or any Subsidiary has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

(y) Application of Takeover Protections; Rights Agreements. The Company has not adopted any stockholder rights plan or similar agreement, arrangement or understanding relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company. The Company and its Board of Directors have taken all action necessary to render inapplicable any control share acquisition, business combination, fair price, moratorium, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under applicable Law, the Company’s Constituent Documents or any agreement, arrangement or understanding with any of the Company’s shareholders or any other Person that is or could become applicable to the Purchaser as a direct consequence of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Shares to the Purchaser and the Purchaser’s ownership of the Shares.

(z) Off Balance Sheet Arrangements. There is no material agreement, commitment, transaction, arrangement, or other relationship between the Company (or any of its Subsidiaries) and any unconsolidated or other off balance sheet entity.

(aa) OFAC. Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not knowingly, directly or indirectly, use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(bb) No Additional Agreements. The Company has no other agreements, arrangements or understandings (including, without limitation, side letters) with any Person to issue shares of capital stock of the Company on terms more favorable to such Person than as set forth herein.

(cc) Well Capitalized. As of March 31, 2011, the Bank was “well capitalized” under applicable FDIC regulations for prompt corrective action.

(dd) Agreements with Regulatory Agencies. Except as disclosed on Schedule 3.1(dd), neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since January 1, 2010, has adopted any board resolutions at the request of, any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any Subsidiary been advised since January 1, 2010 by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. The Company and its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority indicating that the Company or any of its Subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(ee) Fiduciary Obligations. The Company and its Subsidiaries have, in all material respects, properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal and state Law and regulation and common law. None of the Company, its Subsidiaries or any director, officer or employee of the Company or its Subsidiaries has, in any material respect, committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

(ff) No General Solicitation or General Advertising. Neither the Company nor any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Shares.

(gg) Mortgage Banking Business. Except as has not had and would not reasonably be expected to have a Material Adverse Effect:

(i) The Company and its Subsidiaries have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or its Subsidiaries satisfied, (A) all applicable federal, state and local Laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or its Subsidiaries and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

(ii) No Agency, Loan Investor or Insurer has (A) claimed in writing that the Company or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any of its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or any of its Subsidiaries or (C) indicated in writing to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or any of its Subsidiaries’ compliance with Laws.

For purposes of this Section 3.1(gg): (A) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other Governmental Authority with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (B) “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and (C) “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

(hh) Risk Management Instruments. All material derivative instruments, including, swaps, caps, floors, warrants, options, forward purchase or sale transactions, and futures transactions, whether entered into for the Company’s own account, or for the account of one or more of its Subsidiaries, were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all material respects with all applicable Laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or its Subsidiary, enforceable in accordance with its terms. Neither the Company nor its Subsidiaries, nor, to the Company’s Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

(ii) ERISA. The Company and its Subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (herein called “ERISA”). No “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company, any Subsidiary, or any employer that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code, would have any liability. None of the Company, any Subsidiary or any employer that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code maintains, contributes or has any liability, whether contingent or otherwise, with respect to, and has not within the preceding six (6) years maintained, contributed or had any liability, whether contingent or otherwise, with respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is, or has been, (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code, (iii) subject to Sections 4063 or 4064 of ERISA, or (iv) a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA. Each “pension plan” for which the Company or any Subsidiary would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, that would cause the loss of such qualification. Neither the Company nor any Subsidiary has any obligation to provide or make available any post employment benefit under any “welfare plan” (as defined in Section 3(1) of ERISA) for any current or former employee or other service provider, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state Law.

(jj) Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1).

(kk) Nonperforming Assets. To the Company’s Knowledge, as of the date hereof, the Company believes that its Subsidiaries will be able to fully and timely collect substantially all interest, principal or other payments when due under their respective loans, leases and other assets that are not classified as nonperforming and such belief is reasonable under all the facts and circumstances known to the Company and its Subsidiaries, and the Company believes that the amount of reserves and allowances for loan and lease losses and other nonperforming assets established on the Financial Statements is adequate and such belief is reasonable under all the facts and circumstances known to the Company and its Subsidiaries.

(11) Change in Control. The issuance of the Shares to the Purchaser pursuant to this Agreement will not trigger any rights under any “change of control” provision in any of the agreements to which the Company or any of its Subsidiaries is a party, including any employment, “change in control,” severance or other compensatory agreements and any benefit plan, which results in payments to the counterparty or the acceleration of vesting of benefits.

(mm) Material Contracts. Each Material Contract is valid and binding on the Company or its Subsidiaries, as the case may be, and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Company’s Knowledge, is valid and binding on the other parties thereto. The Company and each of its Subsidiaries (and, to the Company’s Knowledge, each other party thereto) has in all material respects performed all obligations required to be performed by it to date under each Material Contract. To the Company’s Knowledge, no other party to the Material Contracts is in breach, violation or default of any such Material Contract, and no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by any such other party to any such Material Contract. No power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding.

(nn) Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company, its Subsidiaries or the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company or any of its Subsidiaries.

3.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as of the date hereof as follows:

(a) Organization; Authority. The Purchaser is an entity, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Purchaser, and the performance by the Purchaser of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed by the Purchaser, and assuming the due authorization, execution and delivery of this Agreement by the Company, will constitute the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application; (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law.

(b) No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not (i) result in a violation of the Constituent Documents of the Purchaser; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party; or (iii) result in a violation of any Law, rule, regulation, order, judgment or decree (including federal and state securities Laws) applicable to the Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

(c) Investment Intent. The Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities Laws, and the Purchaser is acquiring the Shares as principal for its own account and not with a view to, or for distributing or reselling such Shares or any part thereof in violation of, the Securities Act or any applicable state securities Laws, provided, however, that by making the representations herein, the Purchaser does not agree to hold any of the Shares for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities Laws. The Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Shares to or through any Person.

(d) Purchaser Status. The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(e) General Solicitation. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(f) Investment Risk. The Purchaser understands that its investment in the Shares involves a significant degree of risk and that no representation is being made as to the future value or trading volume of the Shares.

(g) Experience of the Purchaser. The Purchaser, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(h) Access to Information. The Purchaser acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Shares.

(i) Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Purchaser.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) Compliance with Laws. Notwithstanding any other provision of this Agreement, the Purchaser covenants that the Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities Laws. In connection with any transfer of the Shares other than (i) pursuant to an effective registration statement, (ii) to the Company or (iii) pursuant to Rule 144 (provided that the transferor provides the Company with reasonable assurances (in the form of seller and broker representation letters) that such securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion will be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such Shares under the Securities Act.

(b) Legends. Certificates evidencing the Shares will bear any legend as required by the “blue sky” Laws of any state and a restrictive legend in substantially the following form, until such time as they are not required under Section 4.1(c) or applicable Law:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES (IN THE FORM OF SELLER AND BROKER REPRESENTATION LETTERS) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE). NO REPRESENTATION IS MADE BY THE ISSUER AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THESE SECURITIES.

(c) Removal of Legends. The Company will take such action as may be necessary and appropriate to cause the Transfer Agent to issue to the Purchaser new certificates representing the Shares without such restrictive legends as set forth in Section 4.1(b) in exchange for the certificates issued to the Purchaser under Section 2.2(a)(ii) of this Agreement upon the earliest to occur of the following: (i) such Shares are registered for resale under the Securities Act, (ii) such Shares are sold or transferred pursuant to Rule 144, or (iii) such Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions.

4.2 Form D and Blue Sky. The Company will take such action as the Company reasonably determines is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Purchaser at the Closing pursuant to this Agreement under applicable federal and state securities Laws (or to obtain an exemption from such qualification). The Company will make all filings and reports relating to the offer and sale of the Shares required under applicable federal and state securities Laws following the Closing.

4.3 No Integration. The Company will not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchaser.

4.4 Publicity. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as otherwise required by Law, will not issue any such press release or make any such public statement without the consent of the other party.

4.5 Confidentiality. Except with the prior written consent of the Company or as otherwise required by Law, the Purchaser will keep confidential and will not disclose, in whole or in part, any Confidential Information, and the Purchaser will require its Representatives who are provided Confidential Information to be bound by the terms of this Section 4.5 to the fullest extent as if they were parties hereto. Notwithstanding anything to the contrary herein, if the Purchaser or any of its Representatives is requested or required pursuant to or in connection with any applicable Law to disclose Confidential Information, then such information may be disclosed without violation of this Agreement.

4.6 Indemnification.

(a) Indemnification of the Purchaser. The Company will indemnify and hold the Purchaser and its directors, officers, shareholders, members, managers, partners, employees, agents, successors and assigns (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, managers, members, partners, employees, agents, successors and assigns (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling Person (each, an “Indemnified Person”) harmless from and against any and all losses, liabilities, deficiencies, suits, actions, causes of action, assessments, fines, obligations, claims, contingencies, damages, costs, interest, awards, penalties and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and expenses and costs of investigation, preparation and defense that any such Indemnified Person may suffer or incur as a result of (i) any breach of or inaccuracy in any of the representations or warranties made by the Company in this Agreement, (ii) any breach or default in performance of any of the covenants or agreements made by the Company in this Agreement, or (iii) any action instituted against an Indemnified Person in any capacity, or any of them or their respective Affiliates, by any shareholder of the Company who is not an Affiliate of such Indemnified Person, with respect to any of the transactions contemplated by this Agreement. The Company will not be liable to any Indemnified Person under this Agreement to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Person’s breach of any of the representations, warranties, covenants or agreements made by such Indemnified Person in this Agreement.

(b) Conduct of Indemnification Proceedings. Promptly after receipt by any Indemnified Person of any notice of any demand, claim or circumstance which would or might give rise to a claim or the commencement of any Proceeding in respect of which indemnity may be sought pursuant to this Section 4.6 (“Indemnification Claim”), such Indemnified Person will notify the Company in writing of such Indemnification Claim; provided that the failure of any Indemnified Person to so notify the Company will not relieve the Company of its obligations hereunder except to the extent that such failure will have materially prejudiced the Company. In the event that any Indemnification Claim would or might give rise to a claim or the commencement of any Proceeding by a third party (“Third Party Claim”), the Company shall be entitled to assume and control the defense thereof, including the employment of counsel reasonably satisfactory to the applicable Indemnified Person at the Company’s expense, if the Company gives notice to the Indemnified Person of its intent to do so within twenty (20) Business Days of the Company’s receipt of notice of the Third Party Claim from the Indemnified Person. In any Third Party Claim, any Indemnified Person will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such Indemnified Person, unless: (i) the Company and the Indemnified Person will have mutually agreed to the retention of such counsel; (ii) the Company will have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Person in such Proceeding; (iii) the Third Party Claim does not seek solely monetary relief, (iv) the Company does not conduct the defense of the Third Party Claim actively and diligently, or (v) in the reasonable judgment of counsel to such Indemnified Person, representation of both parties by the same counsel would be inappropriate due to actual or potential conflict of interest between them. The Company will not be liable for any settlement of any Proceeding related to any Indemnification Claim effected without its written consent, which consent will not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Indemnified Person, which consent will not be unreasonably withheld, delayed or conditioned, the Company will not effect any settlement of any pending or threatened Proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such Proceeding. In the event the Company exercises the right to undertake any defense against any Third Party Claim as provided above, the Indemnified Person shall reasonably cooperate with the Company in such defense and to the extent possible make available to the Company all witnesses, pertinent records, materials and information in the Indemnified Person’s possession or under the Indemnified Person’s control relating thereto as is reasonably requested by the Company. Similarly, in the event the Indemnified Person is, directly or indirectly, conducting the defense against any Third Party Claim, the Company shall reasonably cooperate with the Indemnified Person in such defense and to the extent possible make available to the Indemnified Person all witnesses, records, materials and information in the Company’s possession or under the Company’s control relating thereto as is reasonably requested by the Indemnified Person.

4.7 Use of Proceeds. The Company will use all or substantially all of the net proceeds from the sale of the Shares to further capitalize the Company and the Bank.

4.8 Certain Transactions. The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

ARTICLE V

MISCELLANEOUS

5.1 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and the Purchaser will execute and deliver to the other party such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under this Agreement.

5.2 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and will be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section 5.2 prior to 5:00 p.m., New Orleans, Louisiana time, on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 5.2 on a day that is not a Business Day or later than 5:00 p.m., New Orleans, Louisiana time, on any Business Day, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications will be as follows:

If to the Company:	First NBC Bank Holding Company
210 Baronne Street
New Orleans, Louisiana 70112
Attention: Ashton J. Ryan, Jr.
Telephone: (504) 566-8000
Fax: (504) 671-3480

With a copy to:	Fenimore, Kay, Harrison & Ford, LLP
111 Congress Avenue, Suite 820
Austin, Texas 78701
Attention: Geoffrey S. Kay, Esq.
Telephone: (512) 583-5909
Fax: (512) 583-5940

If to the Purchaser:	Castle Creek Capital Partners IV, L.P.
6051 El Tordo
P.O. Box 1329
Rancho Santa Fe, California 92091
Attention: Mark Merlo
Telephone: (858) 756-8300
Fax: (858) 756-8301

With a copy to:	Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars, 29th Floor
Los Angeles, California 90067
Attention: Thomas Wuchenich, Esq.
Telephone: (310) 407-7505
Fax: (310) 407-7502

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

5.3 Amendments; Waivers. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party.

5.4 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

5.5 Successors and Assigns. The provisions of this Agreement will inure to the benefit of and be binding upon the parties and their successors and permitted assigns. Neither this Agreement, nor any rights or obligations hereunder, may be assigned by the Company without the prior written consent of the Purchaser. The Purchaser may assign its rights and obligations hereunder in whole or in part to any Affiliate of the Purchaser.

5.6 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than Indemnified Persons.

5.7 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SUBJECT TO THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA, WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY)

TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.8 Survival. The representations and warranties of the Purchaser contained herein will not survive the Closing. The representations, warranties, agreements and covenants of the Company and the agreements and covenants of the Purchaser contained herein will survive the Closing for a period of six (6) months; provided that if notice of an Indemnification Claim shall have been delivered by an Indemnified Person to the Company prior to the expiration of any representation, warranty, agreement or covenant of the Company in accordance with Section 4.6, ARTICLE I, Section 4.6, this ARTICLE V and the representations, warranties, agreements and covenants of the Company subject to such Indemnification Claim shall survive until the final resolution of such Indemnification Claim; provided further that the Fundamental Representations shall survive the Closing indefinitely. Upon the expiration of the representations, warranties, agreements and covenants contained in this Agreement pursuant to this Section 5.8, such representations, warranties, agreements and covenants shall be deemed to be of no further force and effect.

5.9 Execution. This Agreement may be executed in any number of counterparts, each of which will be an original and all, when taken together, will be considered one and the same agreement. This Agreement will become effective when each party hereto will have received a counterpart hereof executed by the other party hereto. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.10 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby, and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, will incorporate such substitute provision in this Agreement.

5.11 Remedies. Each of the parties acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement was not performed in accordance with its terms or otherwise was materially breached. Accordingly, each of the parties agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary or permanent injunction or injunctions, upon proper showing, to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which the party may be entitled, at law or in equity.

5.12 Expenses. The Company will pay its own costs and expenses and, promptly upon the request of the Purchaser, reimburse the Purchaser for its reasonable and documented out-of-pocket costs and expenses relating to this Agreement, the due diligence and negotiations in connection with this Agreement and the transactions contemplated by this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOR COMPANY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FIRST NBC BANK HOLDING COMPANY

By:	/s/ Ashton J. Ryan, Jr.
Ashton J. Ryan, Jr.
President and Chief Executive Officer

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

CASTLE CREEK CAPITAL PARTNERS IV, L.P.

By:	Castle Creek Capital IV LLC, its general partner

By:	/s/ Mark Merlo
Name:	Mark Merlo
Title:	Principal

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

EXHIBITS

A:	Stock Certificate Questionnaire

B:	Form of Opinion of Company Counsel

C:	Form of Secretary’s Certificate

D:	Form of Articles of Amendment

E:	VCOC Letter

EXHIBIT A

[Stock Certificate Questionnaire]

Pursuant to Section 2.2(b) of the Agreement, please provide us with the following information:

1.	The exact name that the Shares are to be registered in (this is the name that will appear on the stock certificate(s)). You may use a nominee name if appropriate:	Castle Creek Capital Partners IV, L.P.

2.	The relationship between the Purchaser of the Shares and the Registered Holder listed in response to Item 1 above:	Same entity.

3.	The mailing address, telephone and telecopy number of the Registered Holder listed in response to Item 1 above:	6051 E1 Tordo P.O. Box 1329 Rancho Santa Fe, California 92091 Attention: Mark Merlo Telephone: (858) 756-8300 Fax: (858)756-8301

4.	The Tax Identification Number (or, if an individual, the Social Security Number) of the Registered Holder listed in response to Item 1 above:	[intentionally omitted]

Exhibit A

EXHIBIT B

Form of Opinion of Counsel

June 29, 2011

Castle Creek Capital Partners IV, LP

6051 El Tordo

Rancho Santa Fe, California 92091

Ladies and Gentlemen:

We have acted as special counsel to First NBC Bank Holding Company, a Louisiana corporation (the “Company”), in connection with the issuance and sale by the Company of 523,863 shares (the “Common Shares”) of common stock, par value $1.00 per share (“Common Stock”), and 1,680,219 shares (the “Preferred Shares” and together with the Common Shares, the “Shares”) of Series C Preferred Stock, no par value, to Castle Creek Capital Partners IV, LP (the “Purchaser”), pursuant to that certain Securities Purchase Agreement by and between the Company and the Purchaser dated as of June 29, 2011 (the “Agreement”). This opinion is being given pursuant to Section 2.2(a)(iii) of the Agreement. Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

A.	Basis of Opinion.

As the basis for the conclusions expressed in this opinion, we have reviewed and relied upon the following:

1.	The Agreement and the related schedules and exhibits thereto;

2.	A copy, certified by the Louisiana Secretary of State on June 22, 2011, of the Articles of Incorporation of the Company;

3.	The Bylaws of the Company, as provided to us by the Company;

4.	Certificates, dated as of the date hereof, containing representations to this firm as to certain factual matters and executed by certain senior officers of the Company; and

5.	Certificates, dated as of recent dates, issued by various state and federal agencies and departments.

Exhibit B | Page 1

B.	Opinion.

Based upon our examination and consideration of the foregoing, subject to the comments, assumptions, limitations, qualifications and exceptions set forth in Section C below, this firm expresses the following opinions:

1.	The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Louisiana.

2.	The Company has the corporate power and authority to execute and deliver and to perform its obligations under the Agreement, including, without limitation, to issue the Shares.

3.	The Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, the Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) insofar as indemnification and contributions provisions may be limited by applicable law.

4.	The execution and delivery by the Company of the Agreement and the performance by the Company of its obligations under the Agreement, including its issuance and sale of the Shares, do not and will not: (a) result in any violation of the Articles of Incorporation or Bylaws of the Company, (b) require any consent, approval, license or exemption by, order or authorization of, or filing, recording or registration by the Company with any federal or state governmental authority, or (c) violate any court order, judgment or decree, if any.

5.	The Shares being delivered to the Purchaser pursuant to the Agreement have been duly and validly authorized and, when issued, delivered and paid for as contemplated in the Agreement, will be duly and validly issued, fully paid and non-assessable, and free of any preemptive right or similar rights contained in the Company’s Articles of Incorporation or Bylaws.

6.	Assuming (i) the accuracy of the representations and warranties of the Company set forth in Section 3.1 of the Agreement and of the Purchaser in Section 3.2 of the Agreement and (ii) the accuracy of the representations and warranties of other Persons who have purchased Common Stock of the Company during the past six months, the offer, sale and delivery of the Shares to the Purchaser in the manner contemplated by the Agreement, do not require registration under the Securities Act.

C.	Comments, Assumptions, Limitations, Qualifications and Exceptions.

The opinions expressed herein are based upon, and subject to, the further comments, assumptions, limitations, qualifications and exceptions set forth below.

1.	We have assumed that (a) all information contained in all documents reviewed by us is true and correct, (b) all signatures on all documents reviewed by us are genuine, (c) all documents submitted as copies are true and complete copies of the originals thereof, (d) the Purchaser has all power and authority to execute, deliver, and perform its obligations under the Agreement, (e) the Agreement has been duly and validly authorized, executed, and delivered by the Purchaser, (f) the Agreement is the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, (g) the Purchaser has performed (and will perform) all of its obligations under, and is in full compliance with, the Agreement as applicable to the Purchaser, (h) each natural person signing any document reviewed by this firm had the legal capacity to do so, and (i) each person signing in a representative capacity for the Purchaser any document reviewed by this firm had authority to sign in such capacity.

2.	Insofar as the opinions contained herein involve factual matters, this firm has relied solely upon the representations of the Company made in the Agreement and in certificates of officers of the Company referred to in Section A above.

3.	In rendering the opinions set forth in Paragraph B.1 with respect to the good standing of the Company, we have relied solely on certificates of state authorities of the Company’s good standing that this firm received in response to this firm’s requests for confirmation of such good standing in such jurisdictions. In rendering the opinion set forth in Paragraph B.1 with respect to the registration of the Company as a bank holding company under the Bank Holding Company Act of 1956, as amended, we have relied solely on correspondence from the Federal Reserve Bank of Atlanta received in response to this firm’s request for confirmation of such registration and election of treatment. By necessity, our opinions set forth in Paragraphs B.1 are given as of the date of such certificates or correspondence. Nothing has come to our attention that would cause us to believe that such opinions have ceased to be valid as of the date of this opinion letter.

4.	We express no opinion as to the laws of any jurisdiction other than the State of Louisiana and the federal laws of the United States of America. We express no opinion under the laws of the State of Louisiana or the federal laws of the United States of America with respect to any environmental, securities (other than the opinion set forth in Paragraph B.6), tax, antitrust laws or “doing business” laws. We also express no opinion with respect to compliance by the Company or any other person with the Employee Retirement Income Security Act of 1974, or any comparable state laws.

5.	Except as expressly set forth herein, we have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other information, written or oral, made or furnished in connection with the documents referred to in Section A hereof, and no matters have come to our attention that would warrant such an investigation.

6.	We have assumed that the Purchaser has received the Shares in exchange for the purchase price set forth in the Agreement. We have assumed that the parties to the Agreement have acted and will act in good faith.

7.	We have assumed that there are no other agreements or understandings among the parties that would modify the terms of the Agreement or the respective rights or obligations of the parties to the Agreement.

8.	We have assumed the absence of fraud, misrepresentation, duress, or mistake in connection with the Agreement and the transactions contemplated therein.

9.	Although we may have acted as counsel to the Company in connection with certain matters other than the transactions contemplated by the Agreement, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a factual or legal nature involving the Company as to which we have not been consulted and have not represented the Company.

10.	This opinion is rendered based upon our interpretation of existing law, to the extent specified in Paragraph C.4, and is not intended to speak with reference to standards hereafter adopted or evolved in subsequent judicial decisions by courts. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

11.	This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein.

12.	This opinion letter is delivered solely for your benefit, and no other party or entity is entitled to rely hereon without the express prior written consent of this firm. You are hereby notified that we do not consider you to be our client in the matters to which this opinion relates.

Very truly yours,

Fenimore, Kay, Harrison & Ford, LLP

EXHIBIT C

Form of Secretary’s Certificate

The undersigned hereby certifies that she is the duly elected, qualified and acting Corporate Secretary of First NBC Bank Holding Company, a Louisiana corporation (the “Company”), and that as such she is authorized to execute and deliver this certificate in the name and on behalf of the Company and in connection with the Securities Purchase Agreement, dated as of June 29, 2011, by and between the Company and the Purchaser party thereto (the “Securities Purchase Agreement”), and further certifies in her official capacity, in the name and on behalf of the Company, the items set forth below. Capitalized terms used but not otherwise defined herein will have the meaning set forth in the Securities Purchase Agreement.

1.	Attached hereto as Exhibit A is a true, correct and complete copy of the resolutions duly adopted by the Board of Directors of the Company relating to the proposed transaction. Such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.

2.	Attached hereto as Exhibit B is a true, correct and complete copy of the Articles of Incorporation of the Company, together with all amendments thereto currently in effect, and no action has been taken to further amend, modify or repeal such Articles of Incorporation, the same being in full force and effect in the attached form as of the date hereof.

3.	Attached hereto as Exhibit C is a true, correct and complete copy of the Bylaws of the Company, together with all amendments thereto currently in effect, and no action has been taken to further amend, modify or repeal such Bylaws, the same being in full force and effect in the attached form as of the date hereof.

4.	Each person listed below has been duly elected or appointed to the position(s) indicated opposite his name and is duly authorized to sign the Securities Purchase Agreement on behalf of the Company, and the signature appearing opposite such person’s name below is such person’s genuine signature.

Name	Position	Signature
Ashton J. Ryan, Jr.	President and Chief Executive Officer

Exhibit C | Page 1

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of this 29th day of June, 2011.

Marsha S. Crowle
Secretary

I, Ashton J. Ryan, Jr., President and Chief Executive Officer, hereby certify that Marsha S. Crowle is the duly elected, qualified and acting Secretary of the Company and that the signature set forth above is her true signature.

Ashton J. Ryan, Jr.
President and Chief Executive Officer

Exhibit C | Page 2

EXHIBIT D

Articles of Amendment

(see attached)

Exhibit D

Tom Schedler SECRETARY OF STATE June 29, 2011	State of Louisiana Secretary of State	COMMERCIAL DIVISION 225.925.4704
Administrative Services 225.932.5317 Fax Corporations 225.932.5314 Fax Uniform Commercial Code 225.932.5318 Fax

The attached document of FIRST NBC BANK HOLDING COMPANY was received and filed on June 28, 2011.

MS 36232982D

Rev 09/09	Mailing Address: P.O. Box 94125, Baton Rouge, LA 70804-9125
Office Location: 8585 Archives Ave., Baton Rouge, LA 70808
Web Site Address: www.sos.louisiana.gov

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

FIRST NBC BANK HOLDING COMPANY

First NBC Bank Holding Company, a Louisiana corporation (the “Corporation”), through its undersigned President and Secretary, hereby certifies that on June 22, 2011, the Board of Directors of the Corporation, in accordance with Article III(B) of the Articles of Incorporation of the Corporation and Section 33(A) of the Louisiana Business Corporation Law, adopted an amendment to Article III of the Articles of Incorporation to add a Section E, which Article III(E) reads in its entirety as follows:

E. Series C Preferred Stock

1.	Definitions.

(a) “Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended and in effect from time and time.

(b) “Board of Directors” means the board of directors of the Corporation.

(c) A “business day” means any day other than a Saturday or a Sunday or a day on which Louisiana state banks are authorized or required by law, executive order or regulation to close.

(d) “Certificate” means a certificate representing one (1) or more shares of Series C Preferred Stock;

(e) “Common Stock” means the voting common stock of the Corporation, par value $1.00 per share.

(f) “Corporation” means First NBC Bank Holding Company, a Louisiana Corporation and any successor Person.

(g) “Conversion Date” means the date that is six (6) months after the date on which any share of Series C Preferred Stock is originally issued.

(h) “Dividends” has the meaning set forth in Section 3.

(i) “Exchange Agent” means First NBC Bank, a Louisiana state bank and wholly owned subsidiary of the Corporation, solely in its capacity as exchange agent for the Corporation, or any successor exchange agent for the Corporation.

(j) “Liquidation Distribution” has the meaning set forth in Section 4(b).

1

(k) “Permissible Transfer” means a transfer by the holder of Series C Preferred Stock (i) to an affiliate of the holder or the Corporation, (ii) in a widespread public distribution of Common Stock or Series C Preferred Stock of the Corporation, (iii) in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Corporation (including pursuant to a related series of such transfers), or (iv) to a transferee that would control more than a majority of the voting securities of the Corporation (not including voting securities such Person is acquiring from the transferor).

(l) “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, Joint stock company joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

(m) “Series C Preferred Stock” has the meaning set forth in Section 2.

2. Designation; Number of Shares. A series of preferred stock designated “Series C Convertible Perpetual preferred Stock,” having no par value per share (the “Series C Preferred Stock”), is hereby created. Each share of Series C Preferred Stock has the designations, preferences, limitations and relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions as described herein. The number of authorized shares of Series C Preferred Stock is 1,680,219. Each share of Series C Preferred Stock is identical in all respects to every other share of Series C Preferred Stock.

3. Dividends. The Series C Preferred Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”). Accordingly, the holders of record of Series C Preferred Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as paid on the Common Stock, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless an identical Dividend is payable at the same time on the Series C Preferred Stock; provided however, that if a stock Dividend is declared on Common Stock the holders of Series C Preferred Stock will be entitled to a stock Dividend payable solely in shares of Series C Preferred Stock. Dividends that are payable on Series C Preferred Stock will be payable to the holders of record of Series C Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Series C Preferred Stock will have no right to receive any Dividends. In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the Dividend right of the holder of Series C Preferred Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification

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or otherwise (other than a division or combination of shares provided for above), the Dividend right of the holder of Series C Preferred Stock in effect immediately prior to such event will, concurrently with the effectiveness of such transaction, be adjusted so that the Series C Preferred Stock will be entitled to a Dividend, in lieu of with respect to the number of shares of Common Stock which the holders of the Series C Preferred Stock would otherwise have been entitled to receive, with respect to the number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that the holders of the Series C Preferred Stock would have entitled to receive upon conversion of the Series C Preferred Stock immediately before that transaction.

4. Liquidation.

(a) Rank. The Series C Preferred Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation which, by their respective terms, are senior to the Series C Preferred Stock, and (ii) pari passu with the Common Stock.

(b) Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series C Preferred Stock will be entitled to receive for each share of Series C Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Persons to whom the Series C Preferred Stock is subordinate, a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Series C Preferred Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Series C Preferred Stock would receive in respect of such share if such share had been converted to one (1) share of Common Stock at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Series C Preferred Stock at such time, without regard to any limitations on conversion of the Series C Preferred Stock). All Liquidating Distributions to the holders of the Series C Preferred Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof. In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock then the Liquidation Distribution right of the holder of Series C Preferred Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for above), the Liquidation Distribution right of the holder of Series C Preferred Stock in effect immediately prior to such event will, concurrently with the effectiveness of such transaction, be adjusted so that the Series C Preferred Stock will be entitled to a Liquidation Distribution, in lieu of with respect to the number of shares of Common Stock which the holders of the Series C Preferred Stock would otherwise have been entitled to receive, with respect to the number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that the holders of the Series C Preferred Stock would have entitled to receive upon conversion of the Series C Preferred Stock immediately before that transaction.

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(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series C Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property), of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

5. Conversion.

(a) Conversion. Each share of Series C Preferred Stock will automatically convert into one (1) share of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in this Section 5, upon the earlier of (i) the date a holder of Series C Preferred Stock transfers any shares of Series C Preferred Stock to a non-affiliate of the holder in a Permissible Transfer or (ii) the close of business on the Conversion Date. All shares of Common Stock delivered upon conversion of the Series C Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(b) Adjustments for Combinations or Divisions of Common Stock. In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the conversion right of the holder of Series C Preferred Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(c) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 5(b) above), the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that the Series C Preferred Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Series C Preferred Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that the holders of the Series C Preferred Stock would have entitled to receive upon conversion of the Series C Preferred Stock immediately before that transaction.

(d) Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to any other Person,

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then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Series C Preferred Stock will thereafter be entitled to receive upon conversion of the Series C Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series C Preferred Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale.

(e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.

(f) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 5, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate executed by the Corporation’s President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Preferred Stock.

(g) Reservation of Shares Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Series C Preferred Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock, and if at any time the number of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Series C Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

(h) Exchange of Certificates. At any time following the Conversion Date, upon surrender to the Exchange Agent of a Certificate for cancellation, together with a properly completed and duly executed stock power or letter of transmittal, together with such other documents as may be reasonably requested by the Exchange Agent the holder of such Certificate will be entitled to receive in exchange therefor one (1) or more certificates representing the shares of Common Stock into which the Series C Preferred Stock has been converted.

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6. Redemption. Except to the extent a liquidation under Section 4 may be deemed to be a redemption, the Series C Preferred Stock will not be redeemable at the option of the Corporation or any holder of Series C Preferred Stock at any time. Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Series C Preferred Stock in voluntary transactions with the holders thereof. Any shares of Series C Preferred Stock repurchased or otherwise acquired may be cancelled by the Corporation and thereafter be reissued as shares of any series of preferred stock of the Corporation.

7. Voting Rights. The holders of Series C Preferred Stock will not have any voting rights, except as otherwise from time to time required by law.

8. Protective Provisions. So long as any shares of Series C Preferred Stock are issued and outstanding, the Corporation will not, without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Series C Preferred Stock, (i) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Series C Preferred Stock, (ii) increase or decrease the authorized number of shares of Series C Preferred Stock or (iii) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would have the effect of changing any preference or any relative or other right provided for the benefit of the holders of the Series C Preferred Stock. In the event that the Corporation offers to repurchase shares of Common Stock, the Corporation shall offer to repurchase shares of Series C Preferred Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.

9. Notices. Any notice required by the provisions hereof to be given to the holders of Series C Preferred Stock will be deemed given upon the earlier of (i) actual receipt and (ii) three (3) business days after being sent by certified or registered mail, postage prepaid, return receipt requested, and addressed to each holder of record at such holder’s address as it appears on the books of the Corporation.

10. Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Series C Preferred Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such Share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

11. No Preemptive Rights. The holders of Series C Preferred Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation.

12. Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Exchange Agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

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13. Other Rights. The shares of Series C Preferred Stock have no rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

IN WITNESS WHEREOF, this amendment to the Articles of Incorporation is executed in the name and on behalf of the Corporation on this 28th day of June, 2011.

FIRST NBC BANK HOLDING COMPANY

By:	/s/ Ashton J. Ryan, Jr.
Ashton J. Ryan, Jr.
President

By:	/s/ Marsha S. Crowle
Marsha S. Crowle
Secretary

)

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ACKNOWLEDGMENT

STATE OF LOUISIANA	§

PARISH OF ORLEANS	§

On this 28th day of June, 2011, before me, the undersigned authority, personally came and appeared Ashton J. Ryan, Jr., to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent Witnesses, that he is the President of First NBC Bank Holding Company, a Louisiana Corporation and that in such capacity he was duly authorized to and did execute the foregoing Articles of Amendment on behalf of the Corporation for the purposes therein expressed and as his and the Corporation’s free act and deed.

WITNESSES:

/s/ Marsha S. Crowle	/s/ Ashton J. Ryan, Jr.
MARSHA S. CROWLE	Ashton J. Ryan, Jr.

/s/ Missy Lamb
MISSY LAMB

/s/ Gregory J. St. Angelo
Notary Public
GREGORY J. ST. ANGELO

My Commission Expires: at death

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EXHIBIT E

VCOC Letter

(see attached)

Exhibit E

First NBC Bank Holding Company

210 Baronne Street

New Orleans, LA 70112

June 29, 2011

Castle Creek Capital Partners IV, L.P.

6051 El Tordo

Rancho Santa Fe, CA 92091

Dear Sir/Madam:

Reference is made to the Securities Purchase Agreement by and between First NBC Bank Holding Company, a Louisiana corporation (the “Corporation”), and Castle Creek Capital Partners IV, L.P., a Delaware limited partnership (the “VCOC Investor”), dated as of June 29, 2011 (the “Securities Purchase Agreement”), pursuant to which the VCOC Investor has agreed to purchase from the Corporation shares of its common stock, par value $1.00 per share (the “Common Stock”), and shares of its Series C Preferred Stock, no par value per share (the “Preferred Stock” and, together with the Common Stock, the “Stock”). Capitalized terms used herein without definition shall have the respective meanings in the Securities Purchase Agreement.

For good and valuable consideration acknowledged to have been received, the Corporation hereby agrees that for so long as the VCOC Investor, directly or through one or more affiliates, continues to hold any shares of Stock (or other securities of the Corporation into which such shares of Stock may be converted or for which such shares of Stock may be exchanged), without limitation or prejudice of any the rights provided to the VCOC Investor under the Securities Purchase Agreement or any other agreement or otherwise, the Corporation shall:

•

For so long as the VCOC Investor and its affiliates own at least 81,632 shares of Common Stock (the “Board Representative Threshold”), provide the VCOC Investor with the right to (i) appoint at least one (1) director to the Board of Directors of the Corporation, which director shall be reasonably acceptable to the Corporation, and (ii) permit an individual designated by the VCOC Investor and reasonably acceptable to the Corporation to attend meetings of the board of directors of the Corporation’s subsidiaries (including any meetings of committees thereof) in a nonvoting observer capacity;

•	Provide the VCOC Investor or its designated representative with:

(i) the right to visit and inspect any of the offices and properties of the Corporation and its subsidiaries and inspect the books and records of the Corporation and its subsidiaries, at such times as the VCOC Investor shall reasonably request but not more frequently than once per calendar quarter;

Castle Creek Capital Partners IV, L.P.

June 29, 2011

(ii) as soon as available to all shareholders, consolidated balance sheets and statements of income and cash flows of the Corporation and its subsidiaries as of the end of each quarter of each fiscal year, prepared in conformity with GAAP (except that the financial statements prepared at the end of each calendar quarter may not contain all footnotes required under GAAP), and with respect to each fiscal year end statement, together with an auditor’s report thereon of a firm of established national reputation; and

(iii) to the extent the Corporation or any of its subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of the Corporation or any subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or otherwise, actually prepared by the Corporation or subsidiary as soon as available;

provided that, in each case, if the Corporation makes the information described in clauses (ii) and (iii) of this bullet point available through public filings on the EDGAR system or any successor or replacement system of the U.S. Securities and Exchange Commission, the delivery of the information shall be deemed satisfied by such public filings.

•

Make appropriate officers and directors of the Corporation, and its subsidiaries, available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative, but not more frequently than once per calendar quarter, with respect to matters relating to the business and affairs of the Corporation and its subsidiaries;

•

To the extent consistent with applicable law, inform the VCOC Investor or its designated representative in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the articles of incorporation, bylaws and other organization documents of the Corporation or any of its subsidiaries, and to provide the VCOC Investor or its designated representative with the right to consult with the Corporation and its subsidiaries with respect to such actions; provided that the VCOC Investor is aware that it may receive material non-public information about the Corporation, and the VCOC Investor agrees that it is aware of and shall comply with the federal and state securities laws that restrict any Person who has material, non-public information about a company from purchasing or selling securities of the company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities; and

•

Provide the VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Corporation as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”).

Castle Creek Capital Partners IV, L.P.

June 29, 2011

In the event that the Corporation at any time effects a division of Common Stock into a greater number of shares (by stock split, reclassification, dividend-in-kind or otherwise), or in the event the outstanding Common Stock are combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of Common Stock, then the Board Representative Threshold in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

The Corporation agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Corporation.

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure.

In the event the VCOC Investor transfers all or any portion of its investment in the Corporation to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights that the Corporation has afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Louisiana and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Castle Creek Capital Partners IV, L.P.

June 29, 2011

FIRST NBC BANK HOLDING COMPANY

By:	/s/ Ashton J. Ryan, Jr.
Name: Ashton J. Ryan, Jr.
Title: President and Chief Exec. Officer

Agreed and acknowledged as of the date first above written:

CASTLE CREEK CAPTAL PARTNERS IV, L.P.

By: Castle Creek Capital IV LLC, its general partner

By:	/s/ Mark Merlo
Name: Mark Merlo
Title: Principal

[Signature Page to VCOC Letter]

FIRST NBC BANK HOLDING COMPANY

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

CASTLE CREEK CAPTAL PARTNERS IV, L.P.

By: Castle Creek Capital IV LLC, its general partner

By:	/s/ Mark Merlo
Name: Mark Merlo
Title: Principal

[Signature Page to VCOC Letter]